UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 22, 2003

COMMISSION FILE NO. 0-25842

PG&E Gas Transmission, Northwest Corporation

(Exact name of registrant as specified in its charter)

California	94-1512922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 SW Fifth Avenue, Suite 900, Portland, OR	97201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (503) 833-4000

Item 5.    Other Events

Guarantee in Support of Tolling Agreement—PG&E Gas Transmission, Northwest Corporation (PG&E GTN) provided a secondary guarantee to Liberty Electric Power, LLC (Liberty) which guaranteed certain obligations of PG&E Energy Trading—Power, LP (PGET), a subsidiary of PG&E Energy Trading Holdings Corporation, related to a tolling agreement (the Liberty Toll) between PGET and Liberty. The current face amount of the guarantee is $140 million, declining by $10 million annually each April. As a result of PG&E National Energy Group’s filing for bankruptcy, PG&E GTN has become the primary guarantor of PGET’s obligation under the Liberty Toll. Liberty issued a $4.4 million payment demand to PG&E GTN under the guarantee, ostensibly for a capacity payment due from PGET to Liberty arising prior to PGET’s filing for bankruptcy protection. On August 6, 2003, the Bankruptcy Court approved PGET’s motion to reject the Liberty Toll, and that agreement is now terminated. PG&E GTN has now been informed that Liberty has presented an invoice for a termination payment of $176.8 million to PGET.

Whether and to the extent either Liberty or PGET may be found liable for termination payments under the Liberty Toll is subject to dispute. If liability is established and PGET is held responsible for termination payments to Liberty, PG&E GTN will be the primary guarantor for any amounts due to Liberty up to the face amount of the guarantee. PG&E GTN will then have a claim against PGET for any amounts paid by PG&E GTN to Liberty under the guarantee. If PG&E GTN becomes directly liable under the guarantee for substantial termination payments under the Liberty Toll, such liability could have a material adverse effect on its financial condition, results of operations, or cash flows.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PG&E GAS TRANSMISSION, NORTHWEST CORPORATION

August 25, 2003	By:	/s/ THOMAS E. LEGRO
Thomas E. Legro Vice President and Controller